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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

February 28, 2007

The annual meeting of stockholders of The Valspar Corporation will be held at the Guthrie Theater, 818 South 2nd Street, Minneapolis, Minnesota 55415 on Wednesday, February 28, 2007 at 11:00 A.M., for the following purposes:

1.	To elect three directors (Class III) for a term of three years;
2.	To ratify the appointment of the independent registered public accounting firm to examine the Corporation’s accounts for the fiscal year ending October 26, 2007; and
3.	To transact such other business as may properly come before the meeting or any adjournments thereof.

Stockholders of record at the close of business on January 2, 2007 are entitled to notice of and to vote at the meeting.

Your attention is directed to the Proxy Statement accompanying this Notice for a more complete statement of the matters to be considered at the meeting. A copy of the Annual Report for the year ended October 27, 2006 also accompanies this Notice.

By Order of the Board of Directors,

ROLF ENGH,
Secretary

Approximate Date of Mailing of Proxy Material:
January 26, 2007

Please refer to the enclosed proxy card and the attached proxy statement for information on voting options: Internet – Telephone – Mail

1101 Third Street South
P.O. Box 1461
Minneapolis, Minnesota 55440

PROXY STATEMENT
Annual Meeting of Stockholders
February 28, 2007

This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of proxies in the accompanying form. Shares will be voted in the manner directed by the stockholders; provided, however, that if no direction is given by a stockholder, the shares will be voted as recommended by the Corporation’s Board of Directors. A stockholder giving a proxy may revoke it at any time before it is exercised by (i) giving written notice of revocation to the Office of the Secretary of the Corporation, (ii) delivering a duly executed proxy bearing a later date, or (iii) voting in person at the Annual Meeting.

Registered stockholders may vote in one of three ways: by completing and returning the enclosed proxy card via regular mail or by voting via the Internet or telephone, as permitted by Delaware law. Specific instructions for using these methods are set forth on the enclosed proxy card. The Internet and telephone procedures are designed to authenticate the stockholder’s identity and to allow stockholders to vote their shares and confirm that their instructions have been properly recorded.

Proxies are being solicited by mail, and, in addition, directors, officers and employees of the Corporation may solicit proxies personally, by telephone, telegram or letter at no additional compensation to them. The Corporation will pay the expense of soliciting proxies and will reimburse brokerage firms and others for their expenses in forwarding proxy materials to beneficial owners of common stock.

If a stockholder abstains from voting on any matter, the abstention will be counted for purposes of determining whether a quorum is present at the Annual Meeting of Stockholders for the transaction of business as well as shares entitled to vote on that matter. Under Section 216 of the Delaware General Corporation Law, on matters other than the election of directors, an action of the stockholders generally requires the affirmative vote of shares present in person or represented by proxy at the meeting and entitled to vote on the matter. Accordingly, an abstention on any matter other than the election of directors will have the same effect as a vote against that matter. A non-vote occurs when a nominee holding shares for a beneficial owner votes on one proposal, but does not vote on another proposal because the nominee does not have discretionary voting power and has not received instructions from the beneficial owner. Broker non-votes on a matter are counted as present for purposes of establishing a quorum for the meeting, but are not considered entitled to vote on that particular matter. Consequently, non-votes generally do not have the same effect as a negative vote on the matter.

PROPOSAL NUMBER ONE
Election of Directors

In accordance with the Corporation’s By-Laws, the number of directors is currently fixed at twelve, divided into three classes. Each class consists of four seats, with each director serving a term of three years. There are currently eleven directors serving on the Board of Directors. The terms of Class III directors will expire at the annual meeting in 2007. The Board of Directors has nominated Charles W. Gaillard, Mae C. Jemison and Gregory R. Palen for re-election as Class III directors. Lawrence Perlman, presently a Class III director, is not standing for re-election and will retire from the Board, following 15 years of service, immediately prior to the 2007 Annual Meeting of Stockholders. Unless otherwise directed by the stockholders, it is intended that shares represented by proxy will be voted in favor of the election of the three nominees listed in Class III below, to hold office until the annual meeting in 2010 and until their successors are elected and qualify. If any of the nominees is unable or unwilling to stand for election, it is intended that shares represented by proxy will be voted for a substitute nominee recommended by the Board of Directors, unless the stockholder otherwise directs. The Board is not aware that any of the nominees is unable or unwilling to stand for election.

Names, Principal Occupations for the Past Five Years and Selected Other Information Concerning Nominees and Directors

CLASS I Directors Continuing in Office Until 2008

William L. Mansfield Director since March 2005 Age — 58	President and Chief Executive Officer, The Valspar Corporation
Mr. Mansfield has held his present position as President and Chief Executive Officer since February 2005. Prior to 2005, Mr. Mansfield served as Executive Vice President and Chief Operating Officer since April 2004. Prior to 2004, Mr. Mansfield served as Executive Vice President – Architectural, Packaging and Specialty Coatings since January 2002 and was Senior Vice President – Architectural, Automotive and Specialty Coatings since February 2000.

Thomas R. McBurney Director since 1987 Age — 68	Chairman, The Valspar Corporation President, McBurney Management Advisors Former Chairman, US Foods, Pillsbury Co.
Mr. McBurney has held his present position as non-executive Chairman of The Valspar Corporation since July 2005 and President of McBurney Management Advisors, a management consulting firm, since 1990. Mr. McBurney served as Chairman, US Foods, Pillsbury Co. from 1986 to 1988. Mr. McBurney is also a director of Wenger Corporation, Ameriprise Certificate Company and Greenspring Companies.

Peter McCausland Director since April 2006 Age — 56	Chairman and Chief Executive Officer, Airgas, Inc.
Mr. McCausland has held his present position as Chairman and Chief Executive of Airgas, Inc. since 1987. Founded in 1982 by Mr. McCausland, Airgas, Inc. distributes industrial, medical and specialty gases and welding equipment and is a distributor of safety supplies. Mr. McCausland is also a director of Airgas, Inc. and NiSource Inc.

Names, Principal Occupations for the Past Five Years and Selected Other Information Concerning Nominees and Directors

Richard L. White, Ph.D. Director since 2000 Age — 67	Former Executive Vice President, Bayer Corporation
Dr. White retired as Executive Vice President of Bayer Corporation in November 1999. Prior to 1999, Dr. White served as Executive Vice President since July 1991.

CLASS II Directors Continuing in Office Until 2009

John S. Bode Director since August 2005 Age — 58	Retired Partner, KPMG LLP
Mr. Bode retired as Partner from KPMG LLP in January 2005. Mr. Bode was elected to the partnership in 1981. Prior to his retirement, Mr. Bode served as a Global Lead Partner. Mr. Bode currently provides various consulting services to certain companies and organizations. Mr. Bode is also a director of Titan Machinery Corporation.

Susan S. Boren Director since 1991 Age — 59	Partner, SpencerStuart
Ms. Boren has been a Managing Partner – Minneapolis office of SpencerStuart, an executive search firm, since May 1998.

Jeffrey H. Curler Director since 1997 Age — 56	Chairman, President and Chief Executive Officer, Bemis Company, Inc.
Mr. Curler has held his present position as Chairman of Bemis Company, Inc. since May 2005, Chief Executive Officer since May 2000 and President since May 1996. Mr. Curler previously served as Chief Operating Officer from 1998 to 2000. Mr. Curler is also a director of Bemis Company, Inc.

CLASS III Nominees for Term Expiring in 2010

Charles W. Gaillard Director since 1999 Age — 66	Retired President, General Mills, Inc.
Mr. Gaillard retired as President of General Mills, Inc. in October 1999. Prior to 1999, Mr. Gaillard served as President since May 1995 and Vice Chairman since December 1993.

Names, Principal Occupations for the Past Five Years and Selected Other Information Concerning Nominees and Directors

Mae C. Jemison, M.D. Director since January 2002 Age — 50	President, BioSentient Corporation
Dr. Jemison has been President and founder of BioSentient Corporation, a medical devices company specializing in ambulatory physiologic monitoring, since December 2000. She has also been President of The Jemison Group, Inc. since 1993. The Jemison Group is a technology consulting company that applies and integrates science and advanced technology considering the worldwide social and technological circumstances of the users. Dr. Jemison founded and directs The Earth We Share, an international science camp for students ages 12-16 worldwide. She was A.D. White Professor At-Large at Cornell University and Professor Environmental Studies at Dartmouth College. From 1987 to 1993, she was an astronaut with the National Aeronautics and Space Administration (NASA) and was a member of the Space Shuttle Endeavour Flight in September 1992. Dr. Jemison is also a director of Scholastic, Inc., a publishing company, Kimberly-Clark Corporation and Gen-Probe Incorporated and a member of the Institute of Medicine of the National Academy of Sciences.

Gregory R. Palen Director since 1992 Age — 51	Chairman, Spectro Alloys Corporation Chief Executive Officer, Palen/Kimball Company
Mr. Palen has held his present position as Chairman with Spectro Alloys Corporation, an aluminum recycler and manufacturing company, since 1989. He has been Chief Executive Officer of Palen/Kimball Company, a mechanical service company, since May 1993. Mr. Palen is also a director of Palen/Kimball Company, Spectro Alloys Corporation, Fabcon, Inc. and Opus Northwest LLC and the non-executive Chairman of Polaris Industries Inc.

Board Committees

The standing committees of the Board of Directors for 2006 were as follows:

Name of Committee	Membership

Executive Committee	Thomas R. McBurney — Chair, William L. Mansfield and Lawrence Perlman
Audit Committee	John S. Bode, Susan S. Boren, Jeffrey H. Curler — Chair, Mae C. Jemison, Thomas R. McBurney, Peter McCausland and Richard L. White
Compensation Committee	Susan S. Boren, Charles W. Gaillard, Thomas R. McBurney, Gregory R. Palen and Lawrence Perlman — Chair
Governance Committee	John S. Bode, Susan S. Boren, Jeffrey H. Curler, Charles W. Gaillard, Mae C. Jemison, Thomas R. McBurney — Chair, Peter McCausland, Gregory R. Palen, Lawrence Perlman and Richard L. White

The Board of Directors met seven times during fiscal 2006.

The Audit Committee held four meetings during the fiscal year. The Audit Committee Chair also held four teleconferences with management and the Independent Auditors prior to quarterly earnings releases. The duties and activities of the Audit Committee are described in the Board Audit Committee Report on page 17. Ms. Boren, Dr. Jemison and Messrs. Bode, Curler, McBurney, McCausland and White comprise the Audit Committee. All members of the Audit Committee are “independent” under the applicable listing standards of the New York Stock Exchange (NYSE) and the requirements for audit committee independence under Rule 10A-3 under the Securities Exchange Act of 1934. The Board has determined that each Audit Committee member is financially literate and has determined that at least one member of the Audit Committee, Jeffrey H. Curler, is an “audit committee financial expert” who is independent of management as defined in Item 401(h)(2) of Regulation S-K.

The Compensation Committee held seven meetings during the fiscal year at which it reviewed and approved the compensation plans and arrangements or granted options for officers, key employees and directors.

The Governance Committee held five meetings during the fiscal year at which it conducted Chief Executive Officer performance evaluations, reviewed succession plans, considered nominations for Board membership and considered other matters related to corporate governance. The Governance Committee operates pursuant to a written charter. A copy of the Governance Committee’s Charter is available on the Corporation’s website at www.valsparglobal.com. All of the members of the Governance Committee are considered “independent” within the NYSE listing standards.

During fiscal 2006, each director attended 75% or more of the meetings of the Board and of the committees on which the director served, with the exception of Dr. Jemison, who attended 10 of 16 such meetings, and Mr. McCausland, who attended 7 of 10 such meetings.

Director Nomination Process

The Corporation’s Board of Directors has adopted a formal process by which individuals are reviewed for possible nomination to the Corporation’s Board of Directors. Under this process, the Governance Committee will consider nominees for Board membership submitted by stockholders. Any stockholder recommendation should be submitted in writing to the Corporation in care of the Corporate

Secretary at 1101 Third Street South, Minneapolis, Minnesota 55415, along with the written consent of such nominee to serve as a director if so elected. Any such recommendation by a stockholder shall be referred to the Governance Committee, and the Governance Committee, in consultation with the Corporation’s General Counsel, will review the nomination in accordance with the Corporation’s Board Candidate Review and Nomination Process, certificate of incorporation, by-laws and applicable laws and regulations. The Governance Committee considers general business experience, industry experience, track record as a director of other companies, probable tenure if elected and other factors as relevant in evaluating Board nominees.

When the Board considers an individual for possible nomination to the Board, the Governance Committee, in consultation with the Corporation’s Chief Executive Officer, will prepare a profile of a candidate expected to provide the most meaningful contribution to the Board as a whole. The Governance Committee (or a subcommittee designated by the Governance Committee) will normally consider all of the following: (a) the candidate’s skills, experience and other relevant biographical information, (b) the candidate’s general interest in serving a public corporation, (c) the candidate’s ability to attend Board and committee meetings and (d) any potential concerns regarding independence or conflicts of interest.

Following the initial screening, if the Governance Committee approves a candidate for further review, the Governance Committee will establish an interview process for the candidate. It is expected that at least a majority of the members of the Governance Committee, along with the Corporation’s Chief Executive Officer, would interview each candidate. At the same time, the Governance Committee, assisted by the Corporation’s General Counsel, will conduct a comprehensive conflicts-of-interest assessment for the candidate. The Governance Committee will then consider reports of the interviews and the conflicts-of-interest assessment and determine whether to recommend the candidate to the full Board of Directors. A subcommittee of the Governance Committee, management representatives designated by the Governance Committee and a search firm selected by the Governance Committee may assist with the process. Any nominee recommended by a stockholder would be subject to the same process.

Non-Executive Chairman Compensation

As Chairman, Mr. McBurney receives an annual retainer of $90,000, in addition to the standard annual director fee of $65,000 and stock options with a value equal to $65,000.

Director Compensation

Directors who are not officers or employees of the Corporation receive an annual fee of $65,000, with the Chairs of the Audit and Compensation Committees receiving an annual fee of $80,000. At a director’s option, the annual fee may be paid by the Corporation purchasing shares of its Common Stock in the open market on behalf of the director. Any costs of such purchases are paid by the Corporation. In addition, each non-employee director is granted non-qualified stock options every year under the Corporation’s Stock Option Plan for Non-Employee Directors. For grants in respect of service in fiscal year 2006 and subsequent fiscal years, each non-employee director serving as a member of the Board of Directors on the date of the October Board meeting in any year will be granted on the date of such meeting non-qualified stock options with a value equal to $65,000. The valuation of the option is based on the valuation of the options for purposes of the Corporation’s audited financial statements for the current fiscal year. The per share option exercise price is equal to 100% of the fair market value of the Corporation’s Common Stock on the date of grant as determined by the closing price on the day preceding the date of grant. Effective December 2006, the guidelines for the grant program were amended so that the per share option exercise price for future grants will be equal to the closing price of one share of stock on the date of grant. This amendment will simplify reporting of stock options under the new executive compensation disclosures rules that will be in effect for the Corporation in fiscal 2007. Each option is immediately exercisable in full, has a term of ten years and is transferable to family members during the lifetime of the optionee. The non-employee directors received options on October 18, 2006 to purchase the following numbers of shares at an exercise price of $26.87 per share: Mr. Bode, 12,150 shares; Ms. Boren, 12,150 shares; Mr. Curler, 12,150 shares; Mr. Gaillard, 12,150 shares; Dr. Jemison, 12,150 shares; Mr. McBurney, 12,150 shares; Mr. McCausland, 6,100 shares; Mr. Palen, 12,150 shares; Mr. Perlman, 12,150 shares; and Dr. White, 12,150 shares.

In addition, the Compensation Committee granted additional stock options to Mr. Bode and Mr. McCausland, who joined the Board during the past year. Each of the directors received a non-qualified stock option for 9,550 shares with an exercise price of $27.30 under the Corporation’s 1991 Stock Option Plan on May 17, 2006. The grant value was equal to $65,000, equal to one year’s retainer for directors, and was based on the valuation of the options for purposes of the Corporation’s audited financial statements for the current fiscal year. The per share exercise price was equal to 100% of the fair market value of the Corporation’s Common Stock on the date of grant as determined by the closing price on the day preceding the date of grant. Each option is immediately exercisable in full; has a term of ten years and is transferable to family members during the lifetime of the optionee. It is anticipated that future new directors will also be given similar stock option grants upon election to the Board. The purpose of these grants is to attract new directors of high caliber and qualifications and recognize their immediate contributions to the Corporation.

Director Independence

The Board of Directors of the Corporation is comprised of a majority of directors who are considered “independent” under applicable NYSE listing standards. The members of the Board deemed “independent” are John S. Bode, Susan S. Boren, Jeffrey H. Curler, Charles W. Gaillard, Mae C. Jemison, Thomas R. McBurney, Peter McCausland, Gregory R. Palen, Lawrence Perlman and Richard L. White. This determination has been made based on written answers provided by each of the directors to a director questionnaire regarding relationships and possible conflicts of interest between each of the directors and members of their family and the Corporation.

Corporate Governance

The Chair of the Governance Committee, currently Mr. McBurney, presides at regularly scheduled executive sessions of the non-management directors. Stockholders wishing to contact the presiding director or the non-management directors as a group may do so by writing to the Chairman of the Governance Committee in care of the Corporation’s Secretary at the Corporation’s headquarters address.

The charters of the Governance, Audit and Compensation Committees and the Principles of Corporate Governance are available on the “About Us” section of the Corporation’s website at www.valsparglobal.com and in print to any stockholder who requests a copy. Requests for copies should be directed to Corporate Secretary, The Valspar Corporation, 1101 Third Street South, Minneapolis, MN 55415.

The Corporation’s Code of Ethics and Business Conduct is available on the “About Us” section of our website at www.valsparglobal.com. Our Code of Ethics and Business Conduct applies to all of our employees, including our CEO, Chief Financial Officer and Principal Accounting Officer, and to our

directors. If our Board of Directors grants any waivers of, or amendments to, the Code of Ethics and Business Conduct to any of our directors or executive officers, the Corporation will disclose these matters through its website.

The Corporation’s annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and all amendments thereto, are available on the “Investor” section of the Corporation’s website at www.valsparglobal.com the same day the reports are filed with the Securities and Exchange Commission.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “1934 Act”), requires the Corporation’s directors, executive officers and beneficial owners of more than 10% of the common stock of the Corporation to file with the Securities and Exchange Commission (“SEC”) certain reports regarding their ownership of common stock or any changes in such ownership. Officers, directors and greater than 10% stockholders are required by SEC regulations to furnish the Corporation with copies of all Section 16(a) forms that they file.

Based solely on its review of the copies of such reports received by it, and/or written representations from certain reporting persons that no Forms 5 were required for such persons, the Corporation believes that, during the year ended October 27, 2006, the reporting persons have complied with all filing requirements of Section 16(a) of the 1934 Act.

EXECUTIVE COMPENSATION

Recent Rule Changes

The SEC’s new executive compensation rules went into effect on November 7, 2006, for reporting companies with fiscal years ended on or after December 15, 2006. Since the Corporation’s fiscal year ended October 27, 2006, the new rules will not apply to the Corporation until its next proxy statement for fiscal year 2007. Accordingly, this proxy statement follows the rules in effect prior to November 7, 2006.

Summary of Cash and Certain Other Compensation

The following table shows, for the fiscal years ended October 27, 2006, October 28, 2005 and October 29, 2004, the cash compensation paid by the Corporation, as well as certain other compensation paid or accrued for those years, to William L. Mansfield, the Corporation’s President and Chief Executive Officer, and each of the four other most highly compensated executive officers of the Corporation (together with Mr. Mansfield, the “Named Executives”):

SUMMARY COMPENSATION TABLE

		Annual Compensation		Long Term Compensation

				Awards		Payouts

Name and Principal Position*	Year	Salary	Bonus(1)	Restricted Stock Awards(2)(3)	Options (No. of Shares)(4)	LTIP Payouts(5)	All Other Compensation(6)

William L. Mansfield President and Chief Executive Officer(7)	2006	$826,923	$2,797,067	$0	65,000	$292,425	$128,485
	2005	680,173	359,131	998,197	318,000	91,076	86,527
	2004	435,500	220,000	220,000	40,000	110,000	66,092
Paul C. Reyelts Executive Vice President and Chief Financial Officer	2006	528,231	1,137,017	0	35,000	274,148	93,237
	2005	489,230	159,685	239,527	140,000	97,867	75,987
	2004	402,308	185,000	185,000	40,000	110,939	62,858
Steven L. Erdahl Executive Vice President	2006	455,385	910,770	0	26,000	250,650	85,396
	2005	439,385	149,610	224,416	30,000	91,076	73,361
	2004	419,115	195,000	195,000	32,000	95,091	54,354
Rolf Engh Executive Vice President, General Counsel and Secretary	2006	418,231	836,462	0	24,000	219,319	75,271
	2005	386,692	120,803	181,204	30,000	80,291	68,501
	2004	363,654	165,000	165,000	32,000	90,563	59,701

Gary E. Hendrickson Senior Vice President	2006	363,077	669,877	500,000	95,865	120,103	51,413
	2005	283,385	100,715	151,072	25,000	41,943	41,845
	2004	246,385	90,000	90,000	20,000	55,000	34,899

*	As of October 27, 2006
(1)	Includes, for fiscal years 2005 and 2004, cash bonuses under the Incentive Bonus Plan. Does not include bonuses under the Incentive Bonus Plan for these fiscal years received in restricted stock or stock options pursuant to elections under the Key Employee Annual Bonus Plan. Includes, for fiscal year 2006, a cash payment equal to 150% of their cash bonus amount in lieu of a restricted stock grant in the same amount under the Key Employee Annual Bonus Plan. See notes (2) and (3) below and “Board Compensation Committee Report on Executive Compensation.” Also does not include awards under the Key Employee Long-Term Incentive Bonus Program. See Long Term Incentive Plans table below.

(2)	Pursuant to the Key Employee Annual Bonus Plan, each of the Named Executives elected to receive their bonus under the Incentive Bonus Plan for fiscal 2006, 2005 and 2004 in cash. In addition, each Named Executive was entitled to receive a restricted stock grant for each year with a value equal to 150% of the amount of the bonus. This value was paid in cash for 2006 pursuant to an amendment to the Key Employee Annual Bonus Plan in October 2006, which permitted the Compensation Committee to make a cash payment in lieu of the additional grant. Each grant of restricted stock under the Key Employee Annual Bonus Plan is subject to forfeiture if the individual’s employment terminates within three years for any reason other than death, disability, retirement or a change of control. In fiscal 2006, as additional compensation for services, Mr. Hendrickson received a restricted stock grant under the Corporation’s 2001 Stock Incentive Plan of 17,966 shares, which had an aggregate market value of $500,000 on the date of grant. This grant of restricted stock is subject to forfeiture if Mr. Hendrickson’s employment terminates before April 18, 2011 for any reason other than death, disability or a change in control. In fiscal 2005, in connection with his appointment as Chief Executive Officer, Mr. Mansfield received a restricted stock grant under the Corporation’s 2001 Stock Incentive Plan of 20,000 shares, which had an aggregate market value of $459,500 on the date of grant. This grant of restricted stock is subject to forfeiture if Mr. Mansfield’s employment terminates on or before February 23, 2008 for any reason other than death, disability or a change in control. See “Board Compensation Committee Report on Executive Compensation — Compensation of the Chief Executive Officer.”
(3)	As of October 27, 2006, such individuals held the following numbers of shares of restricted stock, with the following market values, based on the closing sale price of the Corporation’s common stock on such date: Mr. Mansfield, 58,564 shares, $1,560,145; Mr. Reyelts, 23,344 shares, $621,884; Mr. Erdahl, 21,936 shares, $584,375; Mr. Engh, 19,780 shares, $526,939; and Mr. Hendrickson, 30,784 shares, $820,086. Dividends are paid on shares of restricted stock from the date of grant.
(4)	Options indicated for fiscal 2006, 2005 and 2004 were granted pursuant to the Key Employee Annual Bonus Plan based on a multiple of each individual’s base salary, except for the following grants. In fiscal 2006, as additional compensation for his services, Mr. Hendrickson received a stock option grant under the Corporation’s 1991 Stock Option Plan of 71,865 shares. In fiscal 2005, as additional compensation for their services, Mr. Mansfield and Mr. Reyelts received stock option grants under the Corporation’s 1991 Stock Option Plan of 250,000 shares and 100,000 shares, respectively. See “Board Compensation Committee Report on Executive Compensation — Compensation of the Chief Executive Officer.”
(5)	Pursuant to The Valspar Corporation Key Employee Long-Term Incentive Bonus Program, each of the Named Executives received a cash bonus based on the achievement by the Corporation of a specified range of earnings per share for a three-year period: November 1, 2003 through October 31, 2006.
(6)	Represents contributions or allocations by the Corporation to defined contribution or savings plans (tax-qualified and supplemental) on behalf of the Named Executive.
(7)	Mr. Mansfield has been President and Chief Executive Officer since February 2005. Prior to 2005, Mr. Mansfield was Executive Vice President and Chief Operating Officer.

Stock Options

The following table contains information concerning grants of stock options under the Corporation’s 1991 Stock Option Plan to the Named Executives during fiscal 2006:

OPTION GRANTS IN LAST FISCAL YEAR

	Individual Grants					Potential Realizable Value at Assumed Annual Rate of Stock Price Appreciation for Option Term(3)
Name	Options Granted(1)		% of Total Options Granted to Employees in Fiscal Year	Exercise Price Per Share(2)	Expiration Date

						5%	10%

William L. Mansfield	65,000		4.8	$26.87	10/18/16	$1,098,586	$2,784,142
Paul C. Reyelts	35,000		2.6	26.87	10/18/16	591,546	1,499,153
Steven L. Erdahl	26,000		1.9	26.87	10/18/16	439,434	1,113,657
Rolf Engh	24,000		1.8	26.87	10/18/16	405,632	1,027,991
Gary E. Hendrickson	71,865	(4)	5.3	27.83	4/19/16	1,258,009	3,188,166
	24,000		1.8	26.87	10/18/16	405,632	1,027,991

(1)	Except for the option granted to Mr. Hendrickson for 71,865 shares as described in note (4), all options granted become exercisable starting one year from date of grant in one-third increments. Options include the right to pay the exercise price in cash or in previously acquired Common Stock.
(2)	Exercise price is the fair market value of the Corporation’s Common Stock, defined as the closing price on the day preceding the date that the option is granted.
(3)	These assumed values result from certain prescribed rates of stock price appreciation. The actual value of these option grants is dependent on future performance of the Common Stock and overall stock market conditions. There is no assurance that the values reflected in this table will be achieved.
(4)	Option granted becomes exercisable five years from date of grant.

Option Exercises and Holdings

The following table sets forth information with respect to the Named Executives concerning the exercise of options during fiscal 2006 and unexercised options held as of October 27, 2006:

AGGREGATED OPTION EXERCISES AND FISCAL YEAR-END OPTION VALUES

Name	Shares Acquired on Exercise	Value Realized(1)	Number of Unexercised Options at October 27, 2006		Value of Unexercised In-the-Money Options at October 27, 2006(2)

			Exercisable	Unexercisable	Exercisable	Unexercisable

William L. Mansfield	259,974	$3,096,324	284,668	290,332	$1,551,715	$891,335
Paul C. Reyelts	—	—	464,495	141,665	4,082,373	426,193
Steven L. Erdahl	3,980	55,010	429,240	56,666	3,989,763	136,598
Rolf Engh	12,400	150,086	390,452	54,666	3,623,521	136,598
Gary E. Hendrickson	—	—	184,000	119,197	1,481,121	106,494

(1)	The value realized on the exercise of options is based on the difference between the exercise price and the fair market value of the Corporation’s Common Stock on the date of exercise.
(2)	The value of unexercised in-the-money options is based on the difference between the exercise price of the options and the fair market value of the Corporation’s Common Stock on October 27, 2006.

LONG TERM INCENTIVE PLANS — AWARDS IN LAST FISCAL YEAR

Name	Number of Shares, Units or Other Rights (#)(1)	Performance or Other Period Until Maturation or Payout	Estimated Future Payouts Under Non-Stock Price-Based Plans

			Threshold ($ or #)(1)	Target ($ or #)(1)	Maximum ($ or #)(1)

William L. Mansfield	—	11/01/05 10/31/08	$240,000	$600,000	$960,000
Paul C. Reyelts	—	11/01/05 10/31/08	137,813	344,531	551,250
Steven L. Erdahl	—	11/01/05 10/31/08	101,250	253,125	405,000
Rolf Engh	—	11/01/05 10/31/08	93,375	233,438	373,500
Gary E. Hendrickson	—	11/01/05 10/31/08	72,000	180,000	288,000

(1)	The participants in The Valspar Corporation Key Employee Long-Term Incentive Bonus Program have been selected to receive a cash bonus in the range described above based on the achievement by the Corporation of a specified range of earnings per share for the three-year period. The Compensation Committee has the authority to accelerate the achievement of performance goals or make other adjustments it deems appropriate. The threshold and maximum amounts set forth in the table are the minimum and maximum bonus levels for each participant. To be eligible to receive the award, the participant must be an active employee of the Corporation on the last day of the performance period, provided that the participant will receive a prorated amount if his or her employment terminated during the performance period due to death, disability or retirement.

TERMINATION OF EMPLOYMENT AND CHANGE IN CONTROL AGREEMENTS

The Corporation has entered into agreements with certain key employees, including the Named Executives, providing for the continued employment of such executives for a period of up to two years following a change in control of the Corporation. During such two-year period, executives would continue to be employed and compensated commensurate with their positions and compensation prior to the change in control. Each agreement continues in effect until the earlier of (i) a termination of the executive’s employment prior to the occurrence of a change in control or (ii) a payment event shall have occurred and the Corporation shall have satisfied all of its obligations under the agreement. Payment event means the occurrence of a change in control coincident with or followed at any time before the end of 24-month period immediately following the month in which the change in control occurred, by the termination of the executive’s employment with the Corporation or a subsidiary for any reason other than: (a) by the executive without good reason; (b) by the Corporation as a result of the disability of the executive or for cause; or (c) as a result of the death of the executive. Payments required under each agreement include a severance payment amount which, in the case of the Named Executives, is equal to: (a) the higher of: (i) three times the sum of the executive’s annual base salary in effect prior to the change in control and the target potential amount payable to the executive under all incentive compensation plans with a performance period commencing coincident with or most recently prior to the date on which a payment event occurs, assuming continuous employment until the end of the performance period (the “applicable incentive amount”) or (ii) three times the executive’s annual base salary in effect prior to the payment event and the applicable incentive amount; plus (b) the pro rata portion of the applicable incentive amount for the year during which the termination occurs. The Corporation will also pay any excise taxes that the executive may incur as a result of such payments, and any income and excise taxes on such excise tax payments.

The terms of the Key Employee Plan, the 1991 Stock Option Plan and the 2001 Stock Incentive Plan provide that stock options and restricted stock granted under such plans all vest immediately upon a change in control of the Corporation and, in the case of the Key Employee Plan and the 1991 Stock Option Plan, upon retirement. For executive officers, “retirement” is defined to mean retirement after reaching the age of 55, provided the individual agrees not to compete (i.e., directly or indirectly render services (including consulting or research) to any person or business organization that is engaged in the development, manufacture and sale of a competitive product) for a period of three years after retirement. In addition, any stock option held by the individual at the time of retirement is exercisable for such three-year period, provided that the individual does not compete during this period.

On June 22, 2005, the Corporation established an unfunded supplemental executive retirement plan for William L. Mansfield (the “SERP”), the Corporation’s President and Chief Executive Officer. The SERP was designed to provide additional benefits upon retirement of Mr. Mansfield at or after age 60 tied to a fixed percentage of the highest average base salary and annual cash incentive bonus for a five year period. Mr. Mansfield will be entitled to receive the benefits under the SERP if his employment terminates due to death, disability, change in control of the Corporation, normal retirement at or after age 60 or involuntary termination by the Corporation other than for cause. The Corporation’s obligation to pay the SERP benefit is unfunded and unsecured. The SERP benefit will consist of a lump sum payment following termination of employment, equal to the actuarial equivalent of a monthly annuity for Mr. Mansfield’s life expectancy based on percentages of Mr. Mansfield’s five-year average compensation, with such percentages ranging from 25% of the average compensation upon retirement at age 60 or less to 40% of the average compensation upon retirement at age 65.

BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The Compensation Committee of the Board of Directors (the “Committee”) is comprised entirely of independent directors within the listing standards of the New York Stock Exchange. The Committee is responsible for setting and administering the policies which govern both annual compensation and stock ownership programs. The Corporation’s incentive plans are designed to condition a significant amount of an executive’s compensation on the performance of the executive and of the Corporation as a whole. The compensation plans are also designed to encourage employee stock ownership. The Committee believes such ownership effectively motivates executives to increase stockholder value and aligns the interests of employees with those of the stockholders. In its administration of the various compensation plans, the Committee focuses on these goals of tying compensation to performance and encouraging executive stock ownership.

Compensation of Executive Officers

Salary.    In setting each executive officer’s base salary, the Committee considers quantitative measures related to the Corporation’s financial performance as well as a number of qualitative measures related to the executive’s duties and responsibilities. The Committee also uses compensation studies provided by an independent consultant to compare the salary of its executive officers with salaries of executive officers of other companies of similar size and profitability, including, but not limited to, the companies in the peer group used in connection with the Stock Performance Graphs on pages 18 and 19. The purpose of using these studies is to assure that the Corporation’s compensation of executive officers reflects financial performance and is competitive with compensation offered by comparable companies. The base salary of the Named Executives increased by an average of 13.7% from fiscal 2005 to fiscal 2006. The Committee does not use the market value or performance of the Corporation’s Common Stock as a direct factor in determining the base salaries or bonuses of the executive officers.

Bonus Programs.    Since prior to fiscal 1988, the Corporation has had a policy of granting incentive bonuses to its key employees (including executive officers), referred to as the “Incentive Bonus Plan.” In the first quarter of each fiscal year, specific performance targets are identified for each participant in the Incentive Bonus Plan, including both general corporate measures of performance (such as sales, profits, expense control, unit growth and return on equity) and specific measures of performance within the participant’s area of responsibility. After the end of such fiscal year, if the participant remains employed by the Corporation, a bonus not to exceed a specified percentage of the participant’s salary (capped at 75.0% – 137.5% for executive officers in fiscal 2006) will be paid, depending on the level of achievement of the participant’s performance targets. The Incentive Bonus Plans for executive officers are based on general corporate measures of performance listed above. The bonuses paid for fiscal 2006 by the Named Executives under the Incentive Bonus Plan ranged from 73.8% to 135.3% of salary.

Pursuant to the Key Employee Annual Bonus Plan (the “Key Employee Plan”), adopted for fiscal 1993 and subsequent years, the Committee may select those key employees (including executive officers) who are eligible to participate in the plan. Twenty-three employees, including all executive officers, were selected to participate for fiscal year 2006 in the plan. For fiscal 2006, the Key Employee Plan is comprised of four elements: a stock option grant, a cash bonus, a restricted stock award equal to the cash bonus (officers award equal to 150% of cash bonus) and, for some employees (including the Named Executives), an award under the LTIP (as defined below). In addition, 276 employees were selected to participate in the Annual Option Bonus Plan, in which a participant receives stock options, with the number of options calculated so that the value of the options equals a percentage of base salary for the fiscal year based on performance.

Participants in the Key Employee Plan receive a nonqualified stock option, with the value of shares subject to the option calculated as a multiple of base salary for the fiscal year. The value of the shares subject to options for fiscal 2006 bonuses ranged from 125% to 200% of the 2006 base salary for the Named Executives. These options were granted in October 2006 with an exercise price based on the fair market value of the Corporation’s Common Stock at the closing price on the day preceding the date of grant.

As to the cash bonus element of the Key Employee Plan, each participant could elect prior to the beginning of fiscal 2006 to convert all or any portion of his or her cash bonus under the Incentive Bonus Plan into a grant of restricted stock. The participant was required to be employed on the last day of fiscal 2006 to receive the restricted stock grant for that fiscal year, and the restricted stock was granted in January 2007; however, none of the Named Executives elected to convert their fiscal 2006 cash bonus into restricted stock. The restricted stock is forfeitable for three years from the date of grant if the participant’s employment with the Corporation terminates for any reason other than death, disability, retirement or a change in control of the Corporation. In addition, participants in the Key Employee Plan who were officers received a restricted stock grant equal to 150% of their cash bonus (100% of cash bonus for non-officers) and having the same forfeiture provisions as described above. In October 2006, the Key Employee Plan was amended to allow the Compensation Committee to make a cash payment equal to 150% of the cash bonus amount (100% for non-officers) in lieu of this additional restricted stock grant. For fiscal 2006, the Committee elected to make this cash payment in lieu of the additional restricted stock grant to participants in the Key Employee Plan, including the Named Executives. The purpose of this election was to reduce the level of dilution to current s tockholders in connection with the awards.

On January 22, 2002, the Committee approved The Valspar Corporation Key Employee Long-Term Incentive Bonus Program (the “LTIP”). The purpose of the LTIP is to provide long-term incentives for the participants and to reduce dependence on stock option grants as a component of executive compensation. Eighteen officers of the Corporation, including all of the Named Executives, were selected in fiscal 2006 for an award that will provide a future cash bonus based on the achievement by the Corporation of a specified range of earnings per share for the three-year period ending in fiscal 2008. The Compensation Committee has the authority to accelerate the achievement of performance goals or make other adjustments it deems appropriate. In December 2005, the LTIP was amended to allow the Committee to modify a performance goal after the performance goal was established for a performance period, if deemed necessary by the Committee to accomplish the purposes of the LTIP. To be eligible to receive the award, the participant must be an active employee of the Corporation on the last day of the performance period, provided that the participant will receive a prorated amount if his or her employment is terminated during the performance period due to death, disability or retirement. The ranges of bonuses awarded to each of the Named Executives in fiscal 2006 are described under “Executive Compensation — Long Term Incentive Plans — Awards in Last Fiscal Year” above. These bonuses will be paid after the end of the three-year performance period in October 2008. Awards under the LTIP are calculated so that the “target” payout at the end of the three-year period represents a specified percentage of the participant’s base salary at the time of the award. The minimum payout for each participant at the end of the period is equal to 40% of the target payout, and the maximum payout is equal to 160% of the target payout. For awards to the Named Executives in fiscal 2006, payouts at the end of the three year period ending October 31, 2008 were established at target levels ranging from 56% to 75% of the Named Executives’ base salary.

Option Programs.    In 1991, the Corporation’s stockholders approved the adoption of the Corporation’s 1991 Stock Option Plan. Currently, 25,000,000 shares of common stock are reserved for issuance upon exercise of options granted thereunder. Options granted under the 1991 Plan during fiscal 2006 were granted at exercise prices equal to the fair market value of the Corporation’s common stock at the closing price on the day preceding the date of grant. Effective December 2006, options granted under the 1991 Plan are granted at exercise prices equal to the closing price of the Corporation’s common stock on the date of grant. The options granted to the Named Executives in 2006 were determined under the Key Employee Plan as described under “Bonus Programs” above, except for an additional option to purchase 71,865 shares granted to Mr. Hendrickson in April 2006, as described below under “Competitive Review and Restricted Stock Grants”. The option vests in full on the five-year anniversary of the date of grant in 2011.

Competitive Review and Restricted Stock Grants.    In early 2006, the Company’s independent compensation consultant prepared a report on the market competitiveness of the compensation paid to certain key employees. After reviewing the report and discussing its findings with members of management and the consultant, on April 18, 2006, the Committee approved retention grants and salary increases for six officers, including Gary E. Hendrickson, a Senior Vice President. The restricted stock grants were made under the 2001 Stock Incentive Plan. Mr. Hendrickson’s restricted stock grant was for 17,966 shares and had an aggregate market value of $500,000 on the date of grant. The grant vests in full on the five-year anniversary of the grant in 2011, and the shares are subject to forfeiture if his employment terminates prior to vesting for any reason other than death, disability or a change in control.

Deductibility of Compensation.    Section 162(m) of the Internal Revenue Code, enacted in 1993, generally limits to $1 million the tax deductibility of compensation paid by a public company to its chief executive and four other most highly compensated executive officers. Certain performance-based compensation is not subject to the limitation. The Committee considers the deductibility of compensation arrangements as one factor in executive compensation decisions for executives. However, deductibility is not the sole factor used by the Committee in ascertaining appropriate levels or modes of compensation. The provisions of the 1991 Stock Option Plan and the Key Employee Plan are intended to permit compensation income of the Named Executives received under such plans to be deductible by the Corporation. Since corporate objectives may not always be consistent with the requirements for full deductibility, it is conceivable that the Corporation may enter into compensation arrangements under which compensation in excess of $1 million is not deductible under Section 162(m).

Compensation of the Chief Executive Officer

In setting Mr. Mansfield’s base salary, the Committee considered quantitative measures related to the Corporation’s financial performance as well as a number of qualitative measures related to Mr. Mansfield’s duties and responsibilities. The Committee also compared Mr. Mansfield’s salary with salaries of chief executive officers of other companies of similar size and profitability, including, but not limited to, the companies in the peer group used in connection with the Stock Performance Graphs on pages 18 and 19. Mr. Mansfield’s base salary increased approximately 21.6% from fiscal 2005 to fiscal 2006. This increase reflected general corporate performance, based on sales, profits, expense control, unit growth and return on equity. The Corporation also granted an incentive bonus to Mr. Mansfield under the Incentive Bonus Plan. Mr. Mansfield’s performance targets included net income, net sales and pre-tax return on capital (a variant of return on equity). Mr. Mansfield was eligible for a bonus of up to 137.5% of his salary, depending upon the level of achievement of these performance targets. Mr. Mansfield’s bonus earned under the Incentive Bonus Plan for fiscal 2006 was $1,118,827, or 135.3% of his salary. Under the terms of the Key Employee Plan, amended October 2006, Mr. Mansfield elected to receive the bonus in cash and also receive a cash payment equal to 150% of his cash bonus amount in lieu of a restricted stock grant. He also received stock options in October 2006 under the formula provided in the Key Employee Annual Bonus Plan. The value of the shares subject to these options for Mr. Mansfield’s fiscal 2006 bonus was 200% of his 2006 base salary. Mr. Mansfield also received an award under the LTIP. The target payout at the end of the three year period ending October 31, 2008 was established at $600,000, equal to 75% of his base salary of $800,000 at the beginning of fiscal 2006.

As described under “Termination of Employment and Change in Control Agreements,” on June 22, 2005, the Corporation established a supplemental non-qualified unfunded retirement plan (the “SERP”) for Mr. Mansfield. The SERP provides for a lump-sum payment to Mr. Mansfield upon his retirement or in certain other circumstances.

SUBMITTED BY THE COMPENSATION COMMITTEE
OF THE CORPORATION’S BOARD OF DIRECTORS:

Susan S. Boren Charles W. Gaillard Thomas R. McBurney	Gregory R. Palen Lawrence Perlman — Chair

BOARD AUDIT COMMITTEE REPORT

The primary purpose of the Audit Committee is to assist the Board of Directors in fulfilling its oversight responsibilities relating to accounting, reporting practices and the quality and integrity of the financial reports and other publicly disseminated financial information of the Corporation. In this context, the Audit Committee has met with management (including the Chief Executive Officer, Chief Financial Officer and Director of Internal Audit) and Ernst & Young LLP, the Corporation’s independent public accountants (“Independent Auditors”).

The Audit Committee held meetings with the Corporation’s internal auditors and Independent Auditors, both in the presence of management and privately, to discuss the overall scope and plans for their respective audits, the results of their examinations, the evaluations of the Corporation’s internal controls, the overall quality of the Corporation’s financial reports, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.

The Audit Committee has reviewed and discussed the audited consolidated financial statements with management and the Independent Auditors. The Audit Committee also discussed with the Independent Auditors the matters required by Statement on Auditing Standards No. 61 (Communication With Audit Committees).

With respect to independence, the Audit Committee has received the written disclosures from the Independent Auditors required by the Independence Standards Board Standard No. 1 (Independence Discussions With Audit Committees) and has discussed with the Independent Auditors their independence.

Based upon the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board has approved, (i) the selection of the Independent Auditors for the 2007 fiscal year and (ii) that the audited financial statements be included in the Corporation’s Annual Report on Form 10-K for the year ended October 27, 2006 for filing with the Securities and Exchange Commission.

The Charter adopted by the Audit Committee, as amended to date, appears as Appendix A to this proxy statement.

SUBMITTED BY THE AUDIT COMMITTEE
OF THE CORPORATION’S BOARD OF DIRECTORS:

John S. Bode Susan S. Boren Jeffrey H. Curler — Chair Mae C. Jemison	Thomas R. McBurney Peter McCausland Richard L. White

Stock Performance Graphs

The graphs below compare the Corporation’s cumulative total shareholder return for the last five fiscal years and the last ten fiscal years with the cumulative total return of (1) the Standard & Poor’s 500 Stock Index and (2) a Peer Group of companies selected by the Corporation on a line-of-business basis. The graphs assume the investment of $100 in the Corporation’s Common Stock, the S&P 500 Index and the Peer Group at the end of fiscal 2001 and fiscal 1996, respectively, and the reinvestment of all dividends.

The companies selected to form the peer group index are: PPG Industries, Inc.; Rohm and Haas Company; Ferro Corporation; NL Industries, Inc.; H.B. Fuller Company; The Sherwin-Williams Company; RPM, Inc.; and Detrex Corporation. Grow Group, Inc., Guardsman Products, Inc., Pratt & Lambert, Inc., Lawter International, Inc. and Lilly Industries, Inc. were excluded from the Peer Group as a result of being acquired, and Standard Brands Paint Company was excluded as a result of bankruptcy.

The Corporation included the ten-year graph because it believes the ten-year graph provides useful information regarding performance of the Corporation’s Common Stock over an extended period.

COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN
Among The Valspar Corporation, the S&P 500 Index and a Peer Group

	Cumulative Total Return

	2001	2002	2003	2004	2005	2006

Valspar	$100	$126	$146	$145	$139	$172
Peer Group	$100	$107	$129	$150	$151	$186
S&P 500	$100	$85	$103	$112	$122	$142

Assumes $100 invested on October 31, 2001 in the Common Stock of The Valspar Corporation, the S&P 500 Index and the Peer Group, including reinvestment of dividends.

COMPARISON OF TEN YEAR CUMULATIVE TOTAL RETURN
Among The Valspar Corporation, the S&P 500 Index and a Peer Group

	Cumulative Total Return

	1996	1997	1998	1999	2000	2001	2002	2003	2004	2005	2006

Valspar	$100	$122	$117	$128	$117	$147	$185	$214	$213	$204	$253
Peer Group	$100	$111	$117	$121	$103	$114	$122	$147	$171	$172	$212
S&P 500	$100	$132	$161	$203	$215	$161	$137	$165	$181	$197	$229

Assumes $100 invested on October 31, 1996 in the Common Stock of The Valspar Corporation, the S&P 500 Index and the Peer Group, including reinvestment of dividends.

PROPOSAL NUMBER TWO

Appointment of Auditors

The Board of Directors has appointed Ernst & Young LLP to examine the Corporation’s consolidated financial statements for the fiscal year ending October 26, 2007. Ernst & Young LLP acted as the Corporation’s auditors for the fiscal year ended October 27, 2006. A representative of Ernst & Young LLP is expected to be present at the 2007 annual meeting and will be given an opportunity to make a statement if so desired and to respond to appropriate questions.

Auditor Fee Information

Audit Fees
Fees for audit services totaled approximately $2,326,602 in 2006 and approximately $2,235,459 in 2005, which includes fees associated with the annual financial statement audit, audit of internal controls over financial reporting, the reviews of the Corporation’s quarterly reports on Form 10-Q, and registration statements filed with the SEC.

Audit-Related Fees
Fees for audit-related services totaled approximately $36,617 in 2006 and approximately $32,492 in 2005. Audit-related services principally include accounting and reporting assistance, as well as other audits required by contract or regulation.

Tax Fees
Fees for tax services, including tax compliance, tax advice and tax planning totaled approximately $384,383 in 2006 and approximately $680,974 in 2005.

All Other Fees
The Corporation did not incur fees except as indicated in the above categories.

Pre-Approval of Services by Independent Auditors

As permitted under applicable law, the Audit Committee may pre-approve from time to time certain types of services, including tax services, to be provided by the Independent Auditors. As provided in the Charter of the Audit Committee, and in order to maintain control and oversight over the services provided by the Independent Auditors, it is the policy of the Audit Committee to pre-approve all audit and non-audit services to be provided by the Independent Auditors and not to engage the Independent Auditors to provide any non-audit services prohibited by law or regulation. For administrative convenience, the Audit Committee may delegate pre-approval authority to the Audit Committee Chair, but any decision by the Committee Chair on pre-approval must be presented to the full Audit Committee at its next scheduled meeting.

OUTSTANDING SHARES AND VOTING RIGHTS

Stockholders of record on January 2, 2007 will be entitled to receive notice of and vote at the meeting. As of the record date, there were outstanding and entitled to be voted at the meeting 102,168,636 shares of Common Stock, each share being entitled to one vote.

Share Ownership of Certain Beneficial Owners

The following information concerning ownership of Common Stock of the Corporation is furnished as of the record date, unless otherwise indicated, with respect to all persons known by the Corporation to be the owner, of record or beneficially, of more than five percent of the outstanding Common Stock of the Corporation. Unless otherwise indicated, the stockholders listed in the table below have sole voting and investment powers with respect to the shares indicated.

Name and Address of Beneficial Owner	Shares Beneficially Owned		Percent of Class

C. Angus Wurtele 80 South 8th Street Minneapolis, MN 55402	6,055,114	(1)	5.9%
Kayne Anderson Rudnick Investment Management, LLC 1800 Avenue of the Stars Los Angeles, CA 90067	5,852,162	(2)	5.7%

(1)	Shares reported on Schedule 13G as of December 31, 2005. Includes 38,400 shares owned by Mr. Wurtele’s wife.
(2)	Shares reported on Schedule 13G as of December 31, 2005. Kayne Anderson Rudnick Investment Management, LLC, an investment adviser, reports sole voting and dispositive power over such shares.

Share Ownership of Management

The following table lists, as of January 2, 2007, the beneficial ownership of Common Stock for all directors, each of the Named Executives and all directors and executive officers as a group. Except as otherwise indicated, no director or executive officer individually owns as much as 1% of the total outstanding shares of Common Stock.

Name	Shares(1)		Name	Shares(1)

John S. Bode	25,872(2)		William L. Mansfield	447,571(3)
Susan S. Boren	99,393(2)		Thomas R. McBurney	94,595(2)
Jeffrey H. Curler	90,602(2)		Peter McCausland	20,389(2)
Rolf Engh	512,817(3)		Gregory R. Palen	103,562(2)
Steven L. Erdahl	521,831(3	)(4)	Lawrence Perlman	79,953(2)
Charles W. Gaillard	76,164(2)		Paul C. Reyelts	1,223,253(3	)(6)(7)
Gary E. Hendrickson	218,073(3)		Richard L. White	70,642(2)
Mae C. Jemison	45,919(2)
All directors and executive officers as a group				3,942,493(2	)(3)(7)

(1)	Except as otherwise indicated, each person possesses sole voting and investment power with respect to shares shown as beneficially owned.
(2)	Includes shares which may be acquired within 60 days by exercise of outstanding options under the Corporation’s Stock Option Plan for Non-Employee Directors, as follows: Mr. Bode, 23,650 shares; Ms. Boren, 65,250 shares; Mr. Curler, 65,150 shares; Mr. Gaillard, 58,050 shares; Dr. Jemison, 44,150 shares; Mr. McBurney, 72,450 shares; Mr. McCausland, 15,650 shares; Mr. Palen, 62,650 shares; Mr. Perlman, 61,950 shares; Dr. White, 55,550 shares.
(3)	Includes shares indirectly owned as of October 31, 2006 through the Valspar 401(k) Employee Stock Ownership Trust and the Valspar Profit Sharing Retirement Plan, respectively, and over which each participant has sole voting power, as follows: Mr. Mansfield — 1,010 and 0; Mr. Reyelts — 82,083 and 26,984; Mr. Erdahl — 1,683 and 0; Mr. Engh — 14,161 and 0; Mr. Hendrickson — 62 and 0; and executive officers as a group, 107,823 and 27,432. Also includes the following numbers of shares which may be acquired within 60 days by exercise of outstanding options under the Corporation’s stock option plans, as follows: Mr. Mansfield, 368,001 shares; Mr. Reyelts, 497,828 shares; Mr. Erdahl, 429,240 shares; Mr. Engh, 390,452 shares; Mr. Hendrickson, 175,200 shares; and executive officers as a group, 2,094,828 shares.
(4)	Includes 8 shares owned by Mr. Erdahl’s wife and 7,954 shares held in trust for their son.
(5)	Includes 240 shares owned by Mr. Palen’s wife.
(6)	Includes 60,160 shares owned by Mr. Reyelts’ wife and 1,000 shares for which Mr. Reyelts’ wife is custodian for their minor children.
(7)	Percentages of the outstanding shares of Common Stock beneficially owned by these persons are as follows: Mr. Reyelts, 1.2%; all directors and executive officers as a group, 3.9%.

ADDITIONAL INFORMATION

Other Business

Management is not aware of any matters to be presented for action at the meeting, except matters discussed in the Proxy Statement. If any other matters properly come before the meeting, it is intended that the shares represented by proxies will be voted in accordance with the judgment of the persons voting the proxies.

2008 Stockholder Proposals

Pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended, a stockholder proposal must be received by the Corporation in its principal executive offices on or before September 28, 2007 in order to be considered timely and included in the Corporation’s proxy statement for its 2008 Annual Meeting of Stockholders. Additionally, if the Corporation receives notice of a stockholder proposal after December 12, 2007, such proposal will be considered untimely pursuant to Rules 14a-4 and 14a-5(e), and the persons named in proxies solicited by the Board of Directors of the Corporation for its 2007 Annual Meeting of Stockholders may exercise discretionary voting power with respect to such proposal.

Ability of Stockholders and Other Interested Parties to Communicate with the Corporation’s Board of Directors

The Corporation’s Board of Directors has established several means for stockholders and other interested parties to communicate with the Corporation’s Board of Directors. Concerns regarding the Corporation’s financial statements, accounting practices or internal controls should be submitted in writing to the Chairman of the Audit Committee in care of the Corporation’s Secretary at the Corporation’s headquarters address. If the concern relates to the Corporation’s governance practices, business ethics or corporate conduct, the concern should be submitted in writing to the Chairman of the Governance Committee in care of the Corporation’s Secretary at the Corporation’s headquarters address. If a stockholder or other interested parties are unsure as to which category the concern relates, the concern may be communicated to any one of the independent directors in care of the Corporation’s Secretary at the Corporation’s headquarters address. All communications will be sent to the applicable director(s).

The Corporation schedules its Annual Meeting of Stockholders concurrent with a regularly scheduled Board of Directors Meeting and expects its directors to attend the Corporation’s Annual Meeting of Stockholders. Eight directors (out of ten) attended last year’s Annual Meeting of Stockholders.

By Order of the Board of Directors,

ROLF ENGH,
Secretary

Minneapolis, Minnesota
January 26, 2007

PLEASE SIGN, DATE AND RETURN YOUR PROXY IN THE ENCLOSED ENVELOPE
OR
VOTE VIA THE INTERNET OR TELEPHONE

Appendix A

THE VALSPAR CORPORATION
AUDIT COMMITTEE OF THE BOARD
CHARTER

Purpose

This charter establishes the responsibilities of the Audit Committee (“Committee”) of the Board of Directors (“Board”) of The Valspar Corporation (the “Company”). The Committee shall review and reassess the charter at least annually and obtain the approval of the Board of Directors. The Committee shall provide the New York Stock Exchange with timely annual written affirmation of having conducted such review and reassessment.

Composition

The Committee shall be members of, and appointed by, the Board of Directors and shall be comprised of at least three Directors, each of whom are independent of management and the Company. Members of the Committee shall be considered independent as long as they do not accept any consulting, advisory, or other compensatory fee (other than Board or Committee fees) from the Company and are not an affiliated person of the Company or its subsidiaries, and meet the independence requirements of the stock exchange listing standards. Each member of the Committee shall be financially literate, as such qualification is interpreted by the Board in its business judgment, or must become financially literate within a reasonable period of time after his or her appointment to the Committee; and at least one member shall be an “audit Committee financial expert” as defined by the SEC regulations. The members and Chair of the Audit Committee shall be appointed by the Board of Directors and shall continue to act until their successors are elected, but shall be subject to removal at any time by a majority of the Board. Any resulting vacancy may be filled by the Board.

Statement of Policy

The Audit Committee shall provide assistance to the Board of Directors in fulfilling its oversight responsibility to the shareholders, potential shareholders, the investment community, and others relating to: the integrity of the Company’s financial statements; the financial reporting process; the systems of internal accounting and financial controls; the performance of the Company’s internal audit function and independent auditors; the independent auditor’s qualifications and independence; and the Company’s compliance with ethics policies, environmental and safety regulations and legal and other regulatory requirements. In so doing, it is the responsibility of the Committee to maintain free and open communication between the Committee, independent auditors, the internal auditors, and management of the Company.

Responsibilities

The primary responsibility of the Audit Committee is to oversee the Company’s financial reporting process on behalf of the Board and report the results of their activities to the Board. Management is responsible for the preparation, presentation, and integrity of the Company’s financial statements and for the appropriateness of the accounting principles and reporting policies that are used by the Company. The independent auditors are responsible for auditing the Company’s financial statements and for reviewing the Company’s unaudited interim financial statements.

In carrying out its responsibilities, the Committee believes its policies and procedures should remain flexible, in order to best respond to changing conditions and to ensure the Board and shareholders that the corporate accounting and reporting practices of the Company are in accordance with all requirements. The Committee shall meet at such times as determined by the Chair of the Committee. A majority of the members of the Committee shall constitute a quorum for the transaction of business. The Committee may delegate one or more of its functions to subcommittees established from time to time by the Committee, but the Committee remains responsible for any function delegated to a subcommittee.

In carrying out these responsibilities, the Committee will:

•	Review and reassess the charter at least annually and obtain the full Board’s approval of this Charter.
•	Review and recommend to the Board the independent auditors to be selected to audit the financial statements of the Company and its divisions and subsidiaries.
•	Review and approve management’s termination or replacement of the director of internal audit.
•	Pre-approve all audit and non-audit services provided by the independent auditors and shall not engage the independent auditors to perform the certain non-audit services prohibited by law or regulation. The Committee may delegate pre-approval authority to the Committee Chair. The decision of the Committee Chair on pre-approval must be presented to the full Audit Committee at its next scheduled meeting.
•	Meet with the independent auditors and financial management of the Company to review the scope of the proposed audit and the quarterly reviews for the current year, the procedures to be utilized, and the independent auditor’s compensation. At the conclusion of the audit, review the management letter issued by the independent auditors, including management’s response and corrective actions taken.
•	Review and approve all related party transactions required to be disclosed and discuss with management the business rationale for the transactions and whether appropriate disclosures have been made.
•	The Audit Committee shall be directly responsible for the appointment and termination (subject to Board review and shareholder approval or ratification, if applicable), compensation and oversight of the work of the independent auditors. The Committee is responsible for ensuring the independence of the independent auditors. The Committee shall annually obtain from the independent auditors a formal written statement delineating all relationships between the independent auditors and the Company and shall review any disclosed relationships between the independent auditors and the Company and the nature and scope of other professional services provided to the Company that may adversely affect the independence of the auditors.
•	Review and obtain, at least annually, the independent auditor’s internal quality control procedures and any material issues raised by the most recent quality control review within the preceding five years and any steps taken to deal with any such issues.
•	Confirm with independent auditors that they are ultimately accountable to the Board and the Committee.
•	Review, at least annually, with the independent auditors, the Company’s internal auditor and financial and accounting personnel, the adequacy and effectiveness of the internal quality control procedures of the Company. The Committee shall elicit any recommendations for the improvement of such internal controls or particular areas where new or more detailed controls or procedures are desirable. The Committee shall discuss with management, the internal auditor and the independent auditors the adequacy and effectiveness of the accounting and financial controls including the Company’s policies and procedures to assess, monitor and manage significant risks or exposures and legal and ethical compliance programs (i.e. Company’s code of ethics).
•	Discuss with management its process for performing its required quarterly certifications under Section 302 of the Sarbanes-Oxley Act.
•	Review with management and independent auditors the critical accounting policies and practices of the Company and discuss alternative treatments of financial information within generally accepted accounting principals.
•	Review with senior management the Company’s overall anti-fraud programs and controls.
•	Review and discuss earnings press releases, interim financial statements and disclosures under Management’s Discussion and Analysis of Financial Condition and Results of Operations with management and the independent auditors prior to the filing of the Company’s Quarterly Report on Form 10-Q. Review with financial management and the independent auditors any significant matters identified during the quarterly interim reviews conducted by the independent auditors. The Committee may delegate these tasks to the Audit Committee Chair.
•	Review the internal audit function of the Company including the independence and authority of its reporting obligations; the proposed audit plans for the coming year and the coordination of such plans with the independent auditors, including staffing.
•	Review semiannually a summary of significant findings from internal audits and a progress report on the proposed internal audit plan, with explanations for major deviations from the original plan.
•	Annually review with financial management and the independent auditors the results of their timely analysis of significant financial reporting issues and practices, including changes in, or adoptions of, accounting principles and disclosure practices. Also, review with financial management and the independent auditors their qualitative judgments about the appropriateness, not just acceptability, of accounting principles, underlying estimates and financial disclosure practices used by the Company.
•	Discuss with management, the internal auditors, and the independent registered public accountants any (1) changes in internal control over financial reporting that have materially affected or are reasonably likely to materially affect the Company’s internal control over financial reporting that are required to be disclosed and (2) any other changes in internal control over financial reporting that were considered for disclosure in the Company’s periodic filings with the SEC.
•	Review with management and the independent auditors the financial statements and disclosures under Management’s Discussion and Analysis of Financial Condition and Results of Operations to be included in the Company’s Annual Report on Form 10-K (or the annual report to shareholders if distributed prior to the filing of Form 10-K), including their judgment about the quality, not just the acceptability, of accounting principles, the reasonableness of significant judgments, and the clarity of the disclosures in the financial statements. Also, the Committee shall discuss the results of the annual audit and any other matters required to be communicated to the Committee by the independent auditors under generally accepted auditing standards.
•	Provide sufficient opportunity for the internal and independent auditors to meet with the members of the Committee, without members of management present. Among the items to be discussed in these meetings are the auditors’ evaluation of the Company’s financial, accounting and auditing personnel and the cooperation that the independent auditors received during the course of audit. Additionally, the Committee shall have the opportunity to meet separately with management.
•	Report the results of the annual audit to the Board and make a timely recommendation to the Board as to the inclusion of the audited financial statements in the Annual Report on Form 10-K for filing with the Securities and Exchange Commission.
•	Prepare an Audit Committee Report as required by the Securities and Exchange Commission to be included in the Company’s annual proxy statement.
•	Submit the minutes of all meetings of the Committee to, or discuss the matters discussed at each Committee meeting with, the Board.
•	Investigate any matter brought to the attention of the Committee within the scope of its duties, with the power to retain outside counsel for this purpose if, in the Committee’s judgment, that is appropriate. Receive corporate attorneys’ reports of evidence of a material violation of securities laws or breaches of fiduciary duty.
•	Establish procedures for the receipt, retention, and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters, and the confidential, anonymous submission by employees of the issuer of concerns regarding questionable accounting or auditing matters.
•	Set clear hiring policies for employees or former employees of the independent auditors that meet the SEC regulations and stock exchange listing standards.
•	Perform an evaluation of the Committee’s performance at least annually to determine whether it is functioning effectively.

The proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted FOR items 1 and 2.

Please mark your votes as indicated in this example	☒

(1)	To elect three directors (Class III) for a term of three years:

FOR all nominees listed (except as marked to the contrary) ☐	WITHHOLD Authority to vote for all nominees listed ☐

01 Charles W. Gaillard, 02 Mae C. Jemison, 03 Gregory R. Palen

(Instructions: To withhold authority to vote for any nominee, write that nominee’s name in the space provided below.)

(2)	To approve the ratification of the appointment of Ernst & Young LLP as the independent registered public accounting firm of the Corporation.	FOR ☐	AGAINST ☐	ABSTAIN ☐

(3)	The undersigned authorizes the Proxies to vote in their discretion upon such other business as may properly come before the meeting.

Signature_____________________________________________Signature______________________________________________Date______________________

NOTE: Please sign your name exactly as it is shown above. When signing as attorney, executor, administrator, trustee, guardian or corporate officer, please give full title as such. EACH joint owner is required to sign. Please return this proxy promptly in the enclosed postage paid envelope OR vote via the Internet or telephone.

^   FOLD AND DETACH HERE   ^

WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING,
BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK.

Internet and telephone voting is available through 11:59 PM Eastern Time on February 27, 2007.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET http://www.proxyvoting.com/val Use the internet to vote your proxy. Have your proxy card in hand when you access the web site.	OR	TELEPHONE 1-866-540-5760 Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.
To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.melloninvestor.com/isd where step-by-step instructions will prompt you through enrollment.

THE VALSPAR CORPORATION
PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

        The undersigned hereby appoints THOMAS R. MCBURNEY and WILLIAM L. MANSFIELD, and each of them, as proxies with full power of substitution, to vote on behalf of the undersigned the same number of shares which the undersigned is then entitled to vote, at the Annual Meeting of the Stockholders of The Valspar Corporation to be held on Wednesday, February 28, 2007, at 11:00A.M., at the Guthrie Theater, 818 South 2nd Street, Minneapolis, Minnesota 55415, and at any adjournments thereof, on any matter properly coming before the meeting, and specifically the following:

(continued on the other side)

^   FOLD AND DETACH HERE   ^

LOCATION OF
THE VALSPAR CORPORATION
ANNUAL MEETING OF STOCKHOLDERS

Wednesday, February 28, 2007
11:00A.M.

MEETING ADDRESS:	GUTHRIE THEATER 818 SOUTH 2nd STREET MINNEAPOLIS, MINNESOTA 55415

PARKING RAMP:	RIVERFRONT RAMP 212 9th AVENUE SOUTH MINNEAPOLIS, MINNESOTA 55415

(ACROSS THE STREET FROM THE GUTHRIE THEATER ON SOUTH 2nd STREET)